EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2025 Second Quarter Results

Second Quarter Comparable Sales Increased 2.5%
North American Second Quarter Comparable Sales Increased 4.2%
Third Quarter-to-date Comparable Sales up 11.2%

LYNNWOOD, Wash., Sept. 04, 2025 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today reported results for the second quarter ended August 2, 2025.

Net sales for the second quarter ended August 2, 2025 (13 weeks) increased 1.9% to $214.3 million from $210.2 million in the second quarter ended August 3, 2024 (13 weeks). Comparable sales for the thirteen weeks ended August 2, 2025, increased 2.5% on top of a 3.6% increase in the year ago period. Net loss in the second quarter of fiscal 2025 was $1.0 million, or $0.06 per share, compared to a net loss of $0.8 million, or $0.04 per share, in the second quarter of the prior fiscal year.

Total net sales for the six months (26 weeks) ending August 2, 2025 increased 2.9% to $398.6 million from $387.6 million reported for the six months (26 weeks) ending August 3, 2024. Comparable sales increased 3.9% for the twenty-six weeks ended August 2, 2025. Net loss for the first six months of fiscal 2025 was $15.3 million, or $0.88 per share, compared to a net loss for the first six months of fiscal 2024 of $17.6 million, or $0.91 per share. The first six months of 2025 was negatively impacted by $3.6 million, or approximately $0.15 per share related to the settlement of a wage and hours lawsuit in California.

On August 2, 2025, the Company had cash and current marketable securities of $106.7 million compared to cash and current marketable securities of $127.0 million on August 3, 2024. The decrease was primarily driven by $38.3 million related to share repurchases and $14.1 million of capital expenditures partially offset by $26.6 million of cash flow from operations and the release of $3.0 million in restricted cash. The Company repurchased 0.6 million shares during the second quarter of 2025 at an average cost including commission of $13.10 per share and a total cost of $7.8 million. Fiscal year-to-date through August 2, 2025, the Company has repurchased 2.4 million shares at an average cost including commission of $13.64 per share and a total cost of $32.8 million. $7.2 million remains on the current open repurchase authorization.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, “We are encouraged with our second quarter results which exceeded expectations driven by outperformance in North America. Sales trends accelerated throughout the quarter even as we faced more difficult comparisons, underscoring the success of our recent merchandise and customer experience initiatives in what continues to be a challenging operating environment. We are seeing further acceleration third quarter-to-date led by an 11.2% comparable sales gain during back-to-school on top of a double-digit increase in the year ago period. With back-to-school performing well, we are optimistic about our prospects for the holiday season. However, we think it is prudent to balance our current momentum with some near-term conservatism given the uncertainty around tariffs and overall consumer demand.”

Third Quarter To-Date
Third quarter-to-date net sales for the 30 days ending September 1, 2025, increased 10.6%, compared with the 30-day period in the prior year ending September 2, 2024. Comparable sales over the same period are up 11.2% led by strong comparable sales growth in North America of 13.0%.

Fiscal 2025 Third Quarter Outlook
The Company is introducing guidance for the three months ending November 1, 2025. Net sales are projected to be in the range of $232 to $237 million including anticipated comparable sales growth of between 5.5% and 7.5%. Consolidated operating margins are expected to be between 2.3% and 3.3% resulting in earnings per diluted share of approximately $0.19 to $0.29.

The Company currently intends to open approximately 6 new stores in fiscal 2025, including up to 5 stores in North America and 1 store in Australia.

Conference call Information
To access the conference call, please pre-register using this link (Registration Link). Registrants will receive confirmation with dial-in details. The conference call will also be available to interested parties through a live webcast at https://ir.zumiez.com. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time at https://ir.zumiez.com.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of August 30, 2025, we operated 730 stores, including 570 in the United States, 46 in Canada, 86 in Europe and 28 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations, but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2025 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC.
CONDENSED CONSOLIDATED STATEMENTS OF LOSS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	August 2, 2025	% of Sales	August 3, 2024	% of Sales
Net sales	$214,275	100.0%	$210,179	100.0%
Cost of goods sold	138,257	64.5%	138,385	65.8%
Gross profit	76,018	35.5%	71,794	34.2%
Selling, general and administrative expenses	75,911	35.4%	72,187	34.4%
Operating profit (loss)	107	0.1%	(393)	-0.2%
Interest income, net	753	0.3%	1,128	0.5%
Other income (expense), net	52	0.0%	(179)	0.0%
Profit before income taxes	912	0.4%	556	0.3%
Provision for income taxes	1,914	0.9%	1,403	0.7%
Net loss	$(1,002)	-0.5%	$(847)	-0.4%
Basic loss per share	$(0.06)		$(0.04)
Diluted loss per share	$(0.06)		$(0.04)
Weighted average shares used in computation of loss per share
Basic	16,698		19,284
Diluted	16,698		19,284

	Six Months Ended
	August 2, 2025	% of Sales	August 3, 2024	% of Sales
Net sales	$398,618	100.0%	$387,567	100.0%
Cost of goods sold	267,285	67.1%	263,874	68.1%
Gross profit	131,333	32.9%	123,693	31.9%
Selling, general and administrative expenses	151,098	37.9%	144,240	37.2%
Operating loss	(19,765)	-5.0%	(20,547)	-5.3%
Interest income, net	3,008	0.8%	2,449	0.6%
Other expense, net	1,895	0.5%	(946)	-0.2%
Loss before income taxes	(14,862)	-3.7%	(19,044)	-4.9%
Provision for (benefit from) income taxes	471	0.1%	(1,417)	-0.4%
Net loss	$(15,333)	-3.8%	$(17,627)	-4.5%

Basic loss per share	$(0.88)		$(0.91)
Diluted loss per share	$(0.88)		$(0.91)
Weighted average shares used in computation of loss per share:
Basic	17,403		19,375
Diluted	17,403		19,375

ZUMIEZ INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 2, 2025	February 1, 2025	August 3, 2024
	(Unaudited)		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$78,804	$112,668	$65,766
Marketable securities	27,936	34,890	61,194
Receivables	22,042	12,825	23,129
Inventories	157,722	146,648	158,753
Prepaid expenses and other current assets	14,258	15,354	17,939
Total current assets	300,762	322,385	326,781
Fixed assets, net	77,756	80,178	87,573
Operating lease right-of-use assets	193,809	183,235	203,744
Goodwill	15,334	15,258	15,358
Intangible assets, net	14,853	13,577	14,196
Deferred tax assets, net	8,781	8,684	9,928
Other long-term assets	12,093	11,564	11,947
Total long-term assets	322,626	312,496	342,746
Total assets	$623,388	$634,881	$669,527

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$69,181	$49,389	$75,016
Accrued payroll and payroll taxes	21,443	21,962	20,517
Operating lease liabilities	55,608	56,009	62,759
Other current liabilities	24,777	28,154	22,472
Total current liabilities	171,009	155,514	180,764
Long-term operating lease liabilities	153,115	143,812	161,663
Other long-term liabilities	6,827	6,578	7,296
Total long-term liabilities	159,942	150,390	168,959
Total liabilities	330,951	305,904	349,723

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—	—
Common stock, no par value, 50,000 shares authorized; 17,221 shares issued and outstanding at August 2, 2025 and 19,159 shares issued and outstanding at February 1, 2025	207,388	203,581	199,763
Accumulated other comprehensive loss	(15,684)	(23,778)	(18,844)
Retained earnings	100,733	149,174	138,885
Total shareholders’ equity	292,437	328,977	319,804
Total liabilities and shareholders’ equity	$623,388	$634,881	$669,527

ZUMIEZ INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	August 2, 2025	August 3, 2024
Cash flows from operating activities:
Net loss	$(15,333)	$(17,627)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and accretion	10,707	11,052
Noncash lease expense	31,452	32,169
Deferred taxes	(81)	(1,688)
Stock-based compensation expense	3,621	3,391
Impairment of long-lived assets	777	298
Other	(693)	949
Changes in operating assets and liabilities:
Receivables	(6,768)	(7,067)
Inventories	(7,540)	(30,665)
Prepaid expenses and other assets	(1,836)	(937)
Trade accounts payable	18,682	34,650
Accrued payroll and payroll taxes	(1,070)	2,102
Income taxes payable	(4,775)	(1,346)
Operating lease liabilities	(35,065)	(36,817)
Other liabilities	(1,579)	(3,886)
Net cash used in operating activities	(9,501)	(15,422)
Cash flows from investing activities:
Additions to fixed assets	(5,317)	(6,266)
Purchases of marketable securities	(8,044)	(1,967)
Sales and maturities of marketable securities and other investments	16,881	24,145
Net cash provided by investing activities	3,520	15,912
Cash flows from financing activities:
Proceeds from revolving credit facilities	—	3,220
Payments on revolving credit facilities	—	(3,220)
Proceeds from issuance and exercise of stock-based awards	377	357
Payments for tax withholdings on equity awards	(192)	(130)
Repurchase of common stock, including taxes	(32,682)	(19,581)
Net cash used in financing activities	(32,497)	(19,354)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1,614	(213)
Net decrease in cash, cash equivalents, and restricted cash	(36,864)	(19,077)
Cash, cash equivalents, and restricted cash, beginning of period	121,529	94,284
Cash, cash equivalents, and restricted cash, end of period	$84,665	$75,207
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$5,452	$1,805
Accrual for purchases of fixed assets	1,180	3,326
Accrual for repurchase of common stock	426	479

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200